IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
HIGHLIGHTS
-	Company continues to enjoy outstanding performance of Harry Potter and the Order of the Phoenix: An IMAX 3D Experience, which has grossed nearly $28 million in worldwide IMAX box office to date.

-	Company launches prototype theatre for digital projection system and enjoys positive initial test audience response.

-	Company announces new film, Warner Bros.’ I Am Legend, scheduled for 2007 holiday season release.

-	As anticipated, Company announces Joseph Sparacio will assume the duties of Chief Financial Officer effective August 10, 2007.
TORONTO — August 9, 2007 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported that it recorded a net loss per diluted share from continuing operations of ($0.11) for the second quarter of fiscal 2007, compared to net earnings of $0.04 per diluted share from continuing operations for the second quarter of fiscal 2006. As previously announced, the Company signed agreements for six IMAX® theatre systems in the second quarter of fiscal 2007.
IMAX Co-Chief Executive Officers Richard L. Gelfond and Bradley J. Wechsler stated, “As we have previously discussed, 2007 is expected to be a transitional year from a financial perspective. That said, we are growing increasingly optimistic about the progress we are making in executing our strategic initiatives. Our strong film slate is contributing nicely to our momentum, as is the encouraging initial performance of our joint ventures. We expect to see continued positive trends in these areas in the back half of the year, driven most recently by the record-breaking performance of Harry Potter and the Order of the Phoenix: An IMAX 3D Experience.”

Warner Bros. Pictures’ 300: The IMAX Experience, grossed approximately $24.0 million on IMAX screens since its release March 9th, and Sony’s Spider-Man 3: The IMAX Experience, released domestically on May 4th, has grossed approximately $24.2 million to date. Warner Bros. Pictures’ Harry Potter and the Order of the Phoenix: An IMAX 3D Experience opened July 11, with the film’s 18-minute finale digitally converted into live-action IMAX® 3D. The film has grossed approximately $28.0 million to date, and continues to perform well both domestically and internationally.
The Company announced the addition of I Am Legend: The IMAX Experience, starring two-time Academy Award-nominated actor Will Smith and directed by Francis Lawrence, to its 2007 film slate. The Warner Bros. film, which is an adaptation of the 1954 science fiction novel by Richard Matheson, will be simultaneously released to IMAX and conventional theatres on December 14, 2007.
The Company recently announced that it was partnering with Paramount Pictures, Shangri-La Entertainment and Concert Productions International to release an IMAX DMR® version of the Rolling Stones concert film Shine A Light, which is directed by Academy Award®-winning filmmaker Martin Scorsese. Originally slated for release in September, Shine A Light’s release date is being moved to the first half of 2008, so the Company is currently in active discussions for an additional film to precede the November 2007 release of the IMAX 3D version of Robert Zemekis’ Beowulf.
Messrs. Gelfond and Wechsler commented, “We are delighted to work once again with our partners at Warner Bros. to release I Am Legend: The IMAX Experience. This action-packed holiday release is well suited to IMAX, and we believe this event film, bolstered by the star power of Will Smith, will really draw audiences in. We also have several great prospects for our remaining 2007 film and our 2008 slate, and look forward to more exciting announcements in the near term.”
The Company announced it has opened a prototype theatre for its new digital projection system in Canada, and has begun testing of the IMAX digital image. The Company indicated it remains on track to debut its digital system in late 2008 to mid-2009.
Messrs. Gelfond and Wechsler stated, “We are excited to be able to share a prototype digital image with exhibitors and test audiences. We are particularly encouraged by initial survey results, which indicate that moviegoers find the IMAX digital experience to be superior to conventional digital images in every aspect comprising the viewing experience, including sound quality, picture quality and the overall immersive quality of the experience.”
In 2007 to date, IMAX has signed joint revenue sharing agreements for five theatres: a two-theatre joint revenue sharing agreement with Regal Cinemas in the first quarter and three-theatre deal with Muvico Theaters in the second quarter. Four of those five theatres have since opened and have experienced strong early results.
“We are excited about the positive performances of our joint ventures to date, and are actively participating in numerous joint revenue sharing discussions both domestically and abroad. We are confident that our joint revenue sharing and digital initiatives, combined with the strength of our film slate, will enable us to expand our worldwide network and generate greater recurring revenues. In turn, we believe this will drive shareholder value over the long term,” concluded Messrs. Gelfond and Wechsler.
For the three months ended June 30, 2007, the Company’s total revenues were $27.5 million, as compared to $38.1 million reported for the prior year period. Systems revenue was $14.0 million versus $21.1 million in the prior year period. The Company recognized revenue on four theatre systems which qualified as either sales or sales-type leases in the second quarter of 2007, compared to nine in 2006, and installed three systems under joint revenue sharing arrangements.

For the second quarter of 2007, film revenues were $8.0 million, as compared to $11.7 million in the second quarter of 2006. This included IMAX DMR revenues of $3.8 million compared to $4.1 million in 2006. Film dollar margin was $3.6 million for the quarter, as compared to $3.8 million in the second quarter of 2006. Theatre operations revenue was $4.6 million in the second quarter of 2007 compared to $4.1 million in the second quarter of 2006.
The Company’s cash and short term investments position was $18.5 million as of June 30, 2007, compared to $27.4 million as of March 31, 2007. The Company made its bi-annual interest payment on its senior notes of $7.7 million in June.
As anticipated, the Company announced that Joseph Sparacio, who had been serving as the Company’s Executive Vice President, Finance since joining the Company in April 2007, will assume the duties of Chief Financial Officer effective August 10, 2007. Mr. Sparacio, who previously held the positions of Senior Vice President and Chief Financial Officer for the programming company iN Demand L.L.C., and Vice President of Finance and Controller for Loews Cineplex Entertainment Corporation, replaced the Company’s Interim Chief Financial Officer, Edward MacNeil, after the completion of the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2007.
The Company will host a conference call on Thursday, August 9, 2007 at 4:30 PM ET. To access the call, interested parties should call (866) 904-6909 approximately 10 minutes before it begins. International callers should dial (416) 915-8331. A recording of the call will be available by dialing (719) 457-0820. The code for both the live call and the replay is 2844847. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital remastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of June 30, 2007, there were 290 IMAX theatres operating in 40 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s financial reporting and accounting, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, the performance of films, the viability of new businesses and products, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format and general commercial exhibition market. These factors and other risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as the Company’s Quarterly Report on Form 10-Q, which is scheduled to be filed by the Company with the Securities and Exchange Commission today.

     For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	Integrated Corporate Relations
Sarah Gormley	Amanda Mullin
212-821-0155	203-682-8243
sgormley@imax.com

Entertainment Media:	Business Media:
Newman & Company, Los Angeles	Sloane & Company, New York
Al Newman	Whit Clay
310-278-1560	212-446-1864
asn@newman-co.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
		As restated		As restated
Revenues
Equipment and product sales	$6,813	$15,358	$13,918	$23,178
Services	16,329	19,708	33,974	33,142
Rentals	1,607	1,416	2,828	2,315
Finance income	1,181	1,627	2,367	2,739
Other	1,539	—	1,539	—

	27,469	38,109	54,626	61,374
Cost of goods sold, services and rentals
Equipment and product sales	3,813	8,910	7,756	13,116
Services	10,682	13,050	21,958	23,667
Rentals	719	461	1,268	926
Other	19	—	19	—

	15,233	22,421	31,001	37,709

Gross margin	12,236	15,688	23,625	23,665
Selling, general and administrative expenses	11,168	9,554	21,510	20,107
Research and development	1,121	664	2,616	1,579
Amortization of intangibles	141	132	277	324
Receivable provisions net of (recoveries)	(31)	(252)	(25)	(109)

Earnings (loss) from operations	(163)	5,590	(753)	1,764
Interest income	227	280	453	533
Interest expense	(4,375)	(4,242)	(8,624)	(8,399)

Earnings (loss) from continuing operations before income taxes	(4,311)	1,628	(8,924)	(6,102)
(Provision for) recovery of income taxes	(260)	2	(427)	1,694

Net earnings (loss) from continuing operations	(4,571)	1,630	(9,351)	(4,408)
Net earnings from discontinued operations	—	—	—	2,300

Net earnings (loss)	$(4,571)	$1,630	$(9,351)	$(2,108)

Earnings (loss) per share
Earnings (loss) per share — basic & diluted:
Net earnings (loss) from continuing operations	$(0.11)	$0.04	$(0.23)	$(0.10)
Net earnings from discontinued operations	$—	$—	$—	$0.05

Net earnings (loss)	$(0.11)	$0.04	$(0.23)	$(0.05)

Weighted average number of shares outstanding (000’s):
Basic	40,287	40,285	40,286	40,255
Diluted	40,287	42,204	40,286	40,255
Additional disclosure:
Depreciation and amortization [1]	$3,236	$4,224	$6,231	$7,614
(1)	Includes $0.3 million and $0.6 million in amortization of deferred financing costs charged to interest expense for the three and six months ended June 30, 2007 (2006 — $0.3 million, $0.6 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	June 30, 2007	December 31,
	(unaudited)	2006

Assets
Cash and cash equivalents	$16,310	$25,123
Short-term investments	2,164	2,115
Accounts receivable, net of allowance for doubtful accounts of $3,112 (2006 - $3,253)	26,354	26,017
Financing receivables	62,792	65,878
Inventories	27,122	26,913
Prepaid expenses	3,052	3,432
Film assets	4,178	1,235
Property, plant and equipment	24,507	24,389
Other assets	12,174	10,365
Goodwill	39,027	39,027
Other intangible assets	2,526	2,547

Total assets	$220,206	$227,041

Liabilities
Accounts payable	$8,454	$11,426
Accrued liabilities	54,454	51,052
Deferred revenue	61,074	56,694
Senior Notes due 2010	160,000	160,000

Total liabilities	283,982	279,172

Shareholders’ equity (deficit)
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 40,288,074 (2006 — 40,285,574)	122,032	122,024
Other equity	3,400	2,937
Deficit	(189,718)	(178,274)
Accumulated other comprehensive income	510	1,182

Total shareholders’ deficit	(63,776)	(52,131)

Total liabilities and shareholders’ equity (deficit)	$220,206	$227,041